Exhibit 4.1

GUARANTY

This GUARANTY, dated as of December 1, 2011 (the “Guaranty”), is made by WINDSTREAM CORPORATION, a Delaware corporation (together with its successors and permitted assigns, the “Guarantor”), in favor of The Bank of New York Mellon (formerly The Bank of New York), acting in its capacity as trustee (the “Trustee”) under the Indenture, dated as of July 10, 2007, as amended and supplemented by the First Supplemental Indenture, dated as of September 25, 2007, the Second Supplemental Indenture, dated as of February 8, 2008, the Third Supplemental Indenture, dated as of December 18, 2009, the Fourth Supplemental Indenture, dated as of April 23, 2010, the Fifth Supplemental Indenture, dated as of June 22, 2010, the Sixth Supplemental Indenture, dated as of October 15, 2010, the Seventh Supplemental Indenture, dated as of December 6, 2010, the Eighth Supplemental Indenture, dated as of December 6, 2010, the Ninth Supplemental Indenture, dated as of May 5, 2011, the Tenth Supplemental Indenture, dated as of June 3, 2011, and the Eleventh Supplemental Indenture, dated as of August 16, 2011 (as so supplemented and amended and as further amended, modified or supplemented from time to time, the “Indenture”), by and among PAETEC Holding Corp. (the “Issuer”), the guarantors party thereto, and the Trustee, pursuant to which the Issuer has issued its 9.5% Senior Notes due 2015 in the aggregate principal amount of $300,000,000 (the “Notes”), and the registered holders (the “Holders”) of the Notes.

Pursuant to an Agreement and Plan of Merger dated as of July 31, 2011, by and among the Guarantor, the Issuer, and Peach Merger Sub, Inc., the Issuer was acquired, effective at 11:59 p.m., Eastern Time, on November 30, 2011, by the Guarantor by merging Peach Merger Sub, Inc. with and into the Issuer (the “Merger”), with the Issuer continuing as the surviving corporation. Upon completion of the Merger, the Issuer will become a wholly-owned subsidiary of the Guarantor, and the Guarantor is willing to execute and deliver this Guaranty in order to guarantee the payment and performance of the obligations of the Issuer under the Notes and the Indenture.

ARTICLE I

DEFINITIONS

SECTION 1.01. Indenture. Capitalized terms used in this Guaranty and not otherwise defined herein have the meanings specified in the Indenture.

SECTION 1.02. Other Defined Terms. As used in this Guaranty, the following terms have the meanings specified below:

“Guarantor” has the meaning assigned to such term in the preliminary statement of this Guaranty.

“Guaranty Parties” means, collectively, the Issuer and the Guarantor.

“Holders” has the meaning assigned to such term in the preliminary statement of this Guaranty.

“Indenture” has the meaning assigned to such term in the preliminary statement of this Guaranty.

“Notes” has the meaning assigned to such term in the preliminary statement of this Guaranty.

“Issuer” has the meaning assigned to such term in the preliminary statement of this Guaranty.

“Obligations” has the meaning set forth in Section 2.01.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any agency or political subdivision thereof or other entity.

“Trustee” has the meaning assigned to such term in the preliminary statement of this Guaranty.

ARTICLE II

GUARANTY

SECTION 2.01. Guaranty. Subject to this Guaranty, the Guarantor hereby unconditionally guarantees to each Holder of a Note and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer thereunder, that: (a) the principal of, premium, if any, and interest on the Notes, will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue premium, if any, and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee under the Notes or the Indenture will be promptly paid in full or performed, all in accordance with the terms thereof (collectively, the “Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor shall be obligated to pay such amount immediately.

SECTION 2.02. Guaranty of Payment. The Guarantor agrees that its guarantee hereunder constitutes a guarantee of payment and not a guarantee of collection.

SECTION 2.03. Unconditional Obligations. The obligations of the Guarantor hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the Notes or the Indenture, any waiver or consent by any Holder of the Notes with respect to the provisions of the Notes or the Indenture, the recovery of any judgment against the Issuer, any action to enforce the Notes or the Indenture or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of Guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guaranty shall not be discharged except by complete performance of the Obligations contained in the Notes and the Indenture.

SECTION 2.04. Reinstatement. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid either to the Trustee or such Holder, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect.

SECTION 2.05. No Subrogation; Acceleration. The Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. The Guarantor further agrees that, as between the Holders and the Trustee, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (b) in the event of any declaration of acceleration of such Obligations provided in Article Six of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guaranty.

SECTION 2.06. Limitation on Guarantor Liability. The Guarantor confirms that it is the Guarantor’s intention that this Guaranty does not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guaranty. To effectuate the foregoing intention, it is hereby agreed that the obligations of the Guarantor under this Guaranty shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of such Guarantor under this Guaranty to not constitute a fraudulent transfer or conveyance.

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

SECTION 3.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantor may have under applicable law (but subject to Section 3.02), the Issuer agrees that in the event a payment of an Obligation shall be made by the Guarantor under this Guaranty, the Issuer shall indemnify the Guarantor for the full amount of such payment and the Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 3.02. Subordination. Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantor under Section 3.01 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Issuer or the Guarantor to make the payments required by Section 3.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantor with respect to its obligations hereunder, and the Guarantor shall remain liable for the full amount of the obligations of the Guarantor hereunder.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Notices. All communications and notices hereunder shall be in writing and given as provided in the Indenture. All communications and notices hereunder to the Guarantor shall be given to it in care of the Issuer as provided in the Indenture.

SECTION 4.02. Waivers; Amendment. (a) No failure or delay by the Trustee or any Holder in exercising any right or power hereunder or under the Indenture or the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Trustee and the Holders hereunder and under the Indenture or the Notes are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guaranty Party in any case shall entitle any Guaranty Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Trustee and the Guaranty Party or Guaranty Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with the Indenture.

SECTION 4.03. Successors and Assigns. Whenever in this Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Guaranty shall bind and inure to the benefit of its successors and assigns. This Guaranty shall inure to the benefit of the Trustee and its successors and assigns.

SECTION 4.04. Counterparts; Several Agreement. This Guaranty may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Guaranty by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Guaranty.

SECTION 4.05. Severability. Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 4.06. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4.07. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

SECTION 4.08. Termination or Release. (a) This Guaranty and the guarantee made herein shall terminate with respect to all Obligations under the Indenture and Notes when the Issuer exercises its legal defeasance option or covenant defeasance option pursuant to Sections 8.02 and 8.03 of the Indenture; upon satisfaction and discharge of the Indenture; or upon payment in full of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Issuer, the Guarantor and any other guarantor that are then due and payable.

(b) In the event of a sale or other disposition of all or substantially all of the assets of the Issuer, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of the Issuer, in each case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary or a parent of the Guarantor, then, unless otherwise expressly agreed to in writing by the Guarantor, the Guarantor shall automatically be released and relieved of all obligations under this Guaranty.

IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty as of the day and year first above written.

WINDSTREAM CORPORATION

By:	/s/ Robert G. Clancy, Jr.
Name: Robert G. Clancy, Jr.
Title: Senior Vice President and Treasurer

[2015 Notes Guaranty]

IN WITNESS WHEREOF, for the purposes of Section 3.01 and 4.02 only, the Issuer has executed this Guaranty as of the date first written above.

PAETEC HOLDING CORP.

By:	/s/ Robert G. Clancy, Jr.
Name: Robert G. Clancy, Jr.
Title: Senior Vice President and Treasurer

[2015 Notes Guaranty]